Exhibit 99.1

IA GLOBAL SUBSIDIARY, REX TOKYO, ESTABLISHES JOINT VENTURE WITH ESTIMATED ANNUAL REVENUES OF $5,000,000

BURLINGAME, CA  September 9, 2004/PRNewswire-FirstCall/ --

IA Global Inc. (Amex: IAO) announced that Rex Tokyo signed an agreement to establish a joint venture company in Japan on September 6, 2004. This joint venture will be 60% owned by Rex Tokyo and 40% owned by Kyushu Tesco Co Ltd,. The joint venture company (Timothy World Co. Ltd) expects to sign an exclusive sales agreement with Kyushu Tesco for the supply of lighting fixtures to the Pachinko industry in September, 2004.

Kyushu Tesco has developed a unique down-lighting fixture that allows three times the lighting capacity to be achieved from a standard fixture, thus reducing running costs of the lights. Rex Tokyo has already test marketed the lighting system to a number of its clients. This joint venture will enable Rex and Tesco to market the lighting system to a much wider client base. The joint venture company expects revenues of $2,000,000 during 2004 and $5,000,000 on an annual basis.

Rex Tokyo will contribute approximately $55,000 out of working capital and loans for its 60% interest in the joint venture company. In addition, Rex Tokyo expects to provide a working capital loan as the business increases.

Rex Tokyo is a supplier and maintenance contractor of parts to the pachinko and slot machine gaming industry in Japan. They also contract to carry out regular maintenance of the machinery within these stores.

The company's CEO, Alan Margerison, said, "We are extremely pleased to announce this business expansion project. Rex Tokyo continues to perform strongly in the supply, maintenance and fitting of machinery for the Pachinko and Japanese machine gaming industry, an area which it has shown itself to be a leader."

ABOUT IA GLOBAL INC.

IA Global, Inc. is a public holding company focused on acquiring Japanese and US companies that operate in the entertainment, media and technology areas. We hold a 60.5% equity interest in Rex Tokyo Ltd., a supplier and maintenance contractor of parts to the Pachinko and slot machine gaming industry in Japan. Through our 67% equity interest in Fan Club Entertainment Ltd., we provide advertising, publishing and data management services to the official Fan Club in Japan for Marvel Entertainment Inc. and Marvel Characters Inc. We hold a 90.5% equity interest in QuikCAT, a leading multi-media compression technology company, which has developed several patent video, picture and audio compression algorithms (codecs).

For further information, contact:
Mark Scott, CFO
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA  94010
650-685-2402 (t)
650-685-2404 (f)
scott@iaglobalinc.com
www.iaglobalinc.com

This press release contains forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) regarding us and our business, financial condition, results of operations and prospects. Specifically, the statement in this press release concerning the projected revenues of our joint venture company is a forward-looking statement. Forward-looking statements in this report reflect the good faith judgment of our management and the statements are based on facts and factors as we currently know them. Forward-looking statements are subject to risks and uncertainties and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Readers are urged not to place undue reliance on these forward-looking statements which speak only as of the date of this report. We undertake no obligation to revise or update any forward-looking statements in order to reflect any event or circumstance that may arise after the date of the report.